Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces First Quarter 2020 Financial and Operating Results, Provides Update on Current Market Response and Revised

2020 Outlook Based on Expected Market Conditions

First quarter 2020 results exceeded previous guidance expectations delivering a net loss of $23.4 million, Adjusted EBITDA of $151.4 million, a 31% year-over-year increase, Distributable Cash Flow of $94.0 million, a 38% year-over-year increase, leverage ratio of 4.0x, and distribution coverage of 2.1x

Due to the COVID-19 pandemic and resulting volatility in the commodity and capital markets, Crestwood has implemented stricter workforce safety initiatives and has aggressively responded to current market dislocations by engaging with customers to optimize operations, reduced remaining 2020 gross capital by approximately $40 million and decreased O&M and G&A expenses by approximately $40 million on an annual run-rate basis

Crestwood is positioned to manage the current down-cycle with a strong balance sheet, ample liquidity, no near-term debt maturities and a diverse infrastructure asset base; the partnership has expanded its Marketing, Supply and Logistics business with a recent acquisition

Revised 2020 Adjusted EBITDA guidance range of $520 million - $570 million, compared to 2019 Adjusted EBITDA of $526.5 million

HOUSTON, TEXAS, May 5, 2020 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) today provided an update on its financial position and operations, as well as reported its financial and operating results for the three months ended March 31, 2020.

First Quarter 2020 Highlights (1)

•	First quarter 2020 net loss of $23.4 million, compared to net income of $14.1 million in first quarter 2019

•	First quarter 2020 Adjusted EBITDA of $151.4 million, an increase of 31% compared to $115.3 million in the first quarter 2019

•	First quarter 2020 distributable cash flow to common unitholders of $94.0 million; First quarter 2020 coverage ratio was 2.1x

•	Ended March 31, 2020 with approximately $2.4 billion in total debt and a 4.0x leverage ratio; Crestwood had $586 million drawn under its $1.25 billion revolver as of March 31, 2020

•	Announced first quarter 2020 cash distribution of $0.625 per common unit, or $2.50 per common unit on an annualized basis, payable on May 15, 2020, to unitholders of record as of May 8, 2020

Strategic Updates

•

Crestwood has significantly reduced the organization’s cost structure through canceled or delayed expansion projects, employee and contractor layoffs, elimination of discretionary spending and refocused community engagement program. These immediate steps have resulted in a combined reduction of full-year 2020 capital expenditures and run-rate O&M and G&A expenses by approximately $80 million.

•	Based on agreements signed in February 2020, on April 1, 2020, Crestwood closed on the purchase of strategic NGL terminal assets from Plains All American Pipeline, LP (“Plains”) (NYSE:PAA) for

(1)	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

NEWS RELEASE

approximately $160 million. These demand-pull assets are highly complementary to Crestwood’s current NGL platform adding approximately 7 million barrels of NGL storage, a multi-year supply agreement with Plains and additional access to attractive transportation capacity from Mont Belvieu which provides additional supply and operational diversification. Based on current market fundamentals and storage inventory positions built to date, Crestwood expects the acquired assets to generate approximately $35 million to $40 million of cash flow over the next twelve months.

•

Following this series of strategic events and in light of current market conditions, Crestwood has updated its full-year 2020 Adjusted EBITDA guidance range to $520 million to $570 million with year-end 2020 leverage ratio range of 4.25x to 4.75x, compared to a maximum leverage covenant of 5.5x. The revised guidance range takes into consideration the latest feedback from all major customers and includes necessary conservatism given uncertainty around the timing and size of potential production shut-ins affecting the gathering and processing (“G&P”) segment and the potential for drilled-but-uncompleted (“DUC”) completions in the second half of 2020.

•

Crestwood declared a first quarter distribution of $0.625 per common unit reflecting the company’s strong first quarter 2020 financial and operational outperformance relative to originally provided guidance in February 2020. As previously announced, Crestwood continues to develop and execute on a comprehensive strategy focused on preserving liquidity and balance sheet flexibility through this industry-wide downturn. As a part of this strategy, the company will continue to evaluate multiple capital allocation alternatives including a full reevaluation of its previously stated distribution expectations.

Management Commentary

“In the first quarter 2020, Crestwood delivered strong results with Adjusted EBITDA of $151.4 million and Distributable Cash Flow of $94.0 million driving leverage of 4.0x and distribution coverage of approximately 2.1x, all metrics well ahead of our internal budget for the quarter,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “I am very pleased with the strategies we have achieved over the past few years to position the company where it is today. That said, the COVID-19 pandemic’s impact on global crude oil demand and corresponding supply and demand imbalances have created unprecedented near-term challenges for the US energy industry including record low commodity prices, production declines, and temporary shut-ins for producers in every major basin across North America beginning in the second quarter. As a result, Crestwood has taken aggressive near-term commercial, operational and financial steps to respond to these extraordinary market conditions. I want to thank the Crestwood leadership team and employees for quickly adjusting to these events. We plan to take additional steps, as needed, to preserve and protect our balance sheet liquidity, maintain appropriate distribution coverage and leverage, ensure our long term competitive position in the areas we operate and weather this down-cycle like we did during the 2015-2016 downturn.”

Mr. Phillips continued, “Our revised 2020 financial outlook of Adjusted EBITDA in the range of $520 million to $570 million, at the mid-point is approximately 3% above 2019 and conservatively assumes producers will curtail volumes in our oil-weighted basins during the second and third quarters, offset by stable performance in our natural gas-weighted assets, and enhanced NGL marketing and storage footprint. Looking forward, we do anticipate that increasing demand, resulting from the lifting of government restrictions in the months ahead, coupled with significant global supply reductions will drive improved commodity prices by the end of 2020 and into 2021. As we have said many times, the relative quality of the acreage dedicated to our gathering systems and processing plants in the Bakken, Powder River and Delaware basins should benefit Crestwood assets when the industry recovery commences. In the meantime, we have a solid balance sheet with no debt maturities until 2023 and expect to generate significant free cash flow in 2020 and 2021. We continue to evaluate the current dislocations across our capital structure and are working with our general partner on a comprehensive strategy to navigate these unprecedented times and rebuild investment value for the partnership.”

NEWS RELEASE

Revised 2020 Financial Guidance

Crestwood has revised its 2020 financial guidance to reflect the impact of the COVID-19 pandemic on demand for energy, the corresponding impact on commodity prices and expected throughput on the company’s G&P assets. While the timing and impact of volumetric curtailments and shut-ins are difficult to predict, Crestwood’s revised guidance assumes 25% to 50% of volumes in oil-weighted basins are shut-in during the second and third quarters and thereafter remain largely on PDP decline for the balance of 2020. Additionally, the wider guidance range reflects possible reduced service fees as a result of short-term incentive rate arrangements with customers where appropriate, the potential for certain producer customers to encounter financial difficulties as a result of low commodity prices and the potential delays in the economic recovery from current government imposed restrictions.

Crestwood will experience upside potential if its forecast for shut-ins is more conservative than actuals and if producers incrementally begin to complete their DUC inventory in the second half of 2020. Crestwood also expects positive cash flow potential from the identified 2020 cost reductions, the company’s crude oil, natural gas and NGL platform, including its storage assets, due to increased commodity volatility, legacy natural gas assets which are benefitting from comparatively strong natural gas prices, and the recently acquired Plains assets.

These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income/(loss) of ($15) million to $35 million

•	Adjusted EBITDA of $520 million to $570 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low	High
Gathering & Processing	$395	$435
Storage & Transportation	85	90
Marketing, Supply & Logistics	90	95
Less: Corporate G&A	(50)	(50)

FY 2020 Totals	$520	$570

•	Distributable cash flow available to common unitholders of $290 million to $340 million

•	Full-year 2020 leverage ratio between 4.25x and 4.75x

•	Growth project capital spending and joint venture contributions in the range of $140 million to $160 million; Approximately $130 million will be invested during the first half of 2020

•	Maintenance capital spending in the range of $10 million to $15 million; Approximately $9 million will be invested during the first half of 2020

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Robert T. Halpin, Executive Vice President and Chief Financial Officer, commented, “The energy industry has changed dramatically since we issued our original 2020 guidance back in February 2020. I am confident our revised 2020 EBITDA guidance conservatively reflects the realities of the challenges our industry faces and the market uncertainties for the foreseeable future. While we expect the next several months are going to be particularly challenging for the industry, we have taken considerable action to reduce cash outflows in response to near-term revenue declines which will position Crestwood to excel once market conditions and the demand for hydrocarbons improves. Over the last couple years we have built in financial flexibility necessary to absorb this impact to revenue and will remain singularly focused on maintaining our balance sheet and enhancing our overall liquidity position to ensure we successfully manage the partnership through this cycle and begin to rebuild long-term value for our investors.”

First Quarter 2020 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $120.4 million in the first quarter 2020 compared to $78.8 million in the first quarter 2019, an increase of 53%. Both periods exclude losses on long lived assets and first quarter 2020 excludes an $80.3 million goodwill impairment related to Crestwood’s Powder River Basin operations. During the first quarter 2020, segment EBITDA benefitted from a 251% increase in Bakken processing volumes, and a 59% increase in Bakken produced water and gas gathering volumes over first quarter 2019. The first quarter of 2020 benefitted from the in-service of the Bear Den II processing plant in the Bakken in August 2019, as well as continued development from producers in the Bakken, Powder River Basin and Delaware Basin. With crude oil storage forecasted to become increasingly more limited in the coming months, Crestwood expects some of its producers in crude oil-weighted basins to electively shut-in production on a well-by-well basis during the second quarter and limit well connect activity until WTI pricing improves. As a result, the company expects G&P volumes in these basins to decrease quarter-over-quarter, but to return to more normal levels in the second half of 2020.

Storage and Transportation segment EBITDA totaled $9.2 million in the first quarter 2020 compared to $17.5 million in the first quarter 2019. First quarter 2020 EBITDA was impacted by a $4.5 million impairment recorded by Crestwood’s equity investment in a rail terminal in the Powder River Basin. First quarter 2020 natural gas storage and transportation volumes averaged 1.8 Bcf/d, compared to 1.9 Bcf/d in the first quarter 2019. At the Stagecoach Gas Services joint venture with Consolidated Edison, Crestwood expects transportation volumes to be relatively unaffected by the macro environment driven by stabilized natural gas pricing and the strategic nature of 41 Bcf of underground natural gas storage capacity supporting integral Northeast and mid-Atlantic markets. At the COLT Hub, crude by rail loading volumes increased 4% from the first quarter 2019 driven by increased Bakken crude production and favorable economics for Bakken crude. Crestwood expects COLT volumes to be lower quarter-over-quarter as production in the Bakken slows in the second quarter, offset in part by increased market demand for the COLT Hub’s 1.2 MMBbls of crude oil storage capacity.

Marketing, Supply and Logistics (MS&L) segment EBITDA totaled $26.0 million in the first quarter 2020, compared to $22.5 million in the first quarter 2019. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. During the first quarter 2020, Crestwood’s marketing team was able to take advantage of the increased weather and pandemic related market volatility to source volumes and generate margin opportunities. In the current environment, Crestwood expects to be able to optimize its expanded downstream marketing and storage assets as a result of significantly increased price volatility for crude, gas and NGL’s during the pandemic.

In February 2020, Crestwood entered a definitive agreement to acquire certain NGL storage and rail-to-truck liquid petroleum gas (LPG) terminals from Plains for approximately $160 million. These assets are complementary to Crestwood’s existing NGL asset footprint and include 7 million barrels of NGL storage

NEWS RELEASE

and seven LPG terminals located in high demand markets across the central and eastern United States. As a result of the acquisition, Crestwood now has approximately 10 million barrels of NGL and LPG storage capacity and 13 LPG terminals offering expanded propane and butane services to the market, as well as greater access to a wide range of NGL and LPG supplies from hubs, pipelines, refiners and processors. The transaction closed and became effective on April 1, 2020, allowing Crestwood’s team the ability to begin marketing the assets in time for the summer build season and in time to capitalize on the current market volatility. Following the acquisition, Crestwood expects the acquired assets to generate approximately $35 million to $40 million of cash flow over the next twelve months.

Mr. Phillips, commented, “We are pleased to significantly expand our NGL storage, pipeline, terminal and marketing footprint in the central and eastern US regions at an extremely attractive valuation that was immediately accretive and leverage neutral for Crestwood. Strategically, the acquisition enhances our MS&L business, further diversifies Crestwood’s midstream portfolio and increases cash flows on the demand side of the energy value chain at a time when our G&P assets are negatively impacted by commodity price volatility. Because these assets are located in the same regions where we traditionally store and market NGL supplies, we know the customer base well and can quickly integrate these assets into our MS&L portfolio. Despite coming at a challenging time for the industry, this transaction uniquely fits Crestwood’s investment strategy as an expansion of our current asset footprint, offers accretive returns and strengthens our midstream value chain at a pivotal time during our country’s need for vital storage and downstream infrastructure.”

Expense Reductions

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the first quarter 2020 were $56.9 million compared to $48.5 million in the first quarter 2019. In response to unprecedented market conditions in recent weeks, Crestwood has reduced combined run-rate O&M and G&A expenses by approximately $40 million, or by approximately 20%, primarily driven by a reduction in headcount to reposition the organization to efficiently operate in a lower growth environment. Crestwood will continue to assess additional variable operating cost savings, including temporary employee furloughs, reduced professional services, lower parts and materials costs and transitioning certain equipment rentals to standby service, due to the expected volume reductions during the second and third quarters 2020.

First Quarter 2020 Business Update

Bakken Update

During the first quarter 2020, the Arrow system averaged record crude oil gathering volumes of 129 MBbls/d, 39% above first quarter 2019, natural gas gathering volumes of 119 MMcf/d, 59% above first quarter 2019, and water gathering volumes of 89 MBbls/d, or 59% above first quarter 2019. Natural gas processing volumes were also a record of 110 MMcf/d, an increase of 251% over the first quarter 2019. Volumetric increases were driven by 30 three-product and seven water-only well connections in the first quarter, debottlenecking projects completed throughout 2019, and the in-service of the Bear Den II processing plant in August 2019.

For the second quarter 2020, based on current market conditions, Crestwood does not expect new well connect activity and anticipates some producers will electively shut-in production on a well-by-well basis resulting in decreased volumes quarter-over-quarter. In the second half of 2020, Crestwood anticipates producers will begin to return shut-in wells to full production and new well connect activity will resume once crude oil demand increases, WTI pricing stabilizes and physical crude oil pipeline and storage limitations are alleviated. Importantly, several Arrow producers continue to operate rigs under contract and based on conversations with those producers, Crestwood estimates producers to connect approximately 20 three-product wells and build a DUC inventory of 20 – 30 wells on the Arrow systems in the back half of 2020.

NEWS RELEASE

In the first quarter 2020, Crestwood invested growth capital of $25.1 million primarily on Arrow water gathering system projects to support producer development and upgrade the system to meet its higher ESG standards on the Fort Berthold Indian Reservation, as previously discussed. For the balance of 2020, Crestwood expects minimal additional system optimization projects to support current produced water volumes.

Powder River Basin Update

During the first quarter 2020, the Jackalope system averaged gathering volumes of 154 MMcf/d and processing volumes of 141 MMcf/d, increases of 17% and 22%, respectively, over the first quarter of 2019. Crestwood connected 11 wells to the Jackalope system during the quarter that primarily targeted the Turner and Niobrara formations. For the second quarter 2020, based on current market conditions, Crestwood anticipates producers to shut-in a portion of wells which will result in volumetric decreases quarter-over-quarter. For the remainder of 2020, Crestwood anticipates a minimal number of new wells to be connected to the Jackalope system.

During the first quarter, Crestwood invested $51.3 million in the Powder River Basin primarily on the completion of the Bucking Horse II processing plant, which commenced construction in early 2019 and was placed in-service during the first quarter of 2020. Crestwood continues to work with other producers and midstream providers in the region to consolidate volumes from third party processing plants to reduce operating costs, provide better recoveries and improved netbacks for producers in the current environment.

Delaware Basin Update

During the first quarter 2020, Crestwood’s Delaware Basin natural gas gathering assets averaged volumes of 231 MMcf/d, a 31% increase compared to 176 MMcf/d in first quarter 2019. The increase in gathering volumes in the Delaware Basin was driven by Royal Dutch Shell’s (“Shell”) five-rig development program on the Nautilus gathering system and continued drilling activity by the producers on the Willow Lake gathering system. There were 24 wells connected to the Delaware Basin gathering systems in the first quarter. Based on current expectations, Crestwood now estimates approximately 40 well connections for the balance of 2020. Consistent with other crude oil basins, Crestwood expects some of its producers, primarily those on the Willow Lake system, to shut-in production in the second quarter resulting in lower volumes net to Crestwood.

In the first quarter, capital invested in the Delaware Basin was focused on well connections, expansions of the Nautilus gathering system and a new produced water gathering and disposal system near the Orla processing plant. As previously announced, Crestwood Permian Joint Venture (“CPJV”) signed a long-term water gathering and disposal agreement in the Delaware Basin with a large integrated producer. Initial in-service of the assets has been achieved, providing an additional source of cash flow for CPJV going forward. For the balance of 2020, capital invested will go towards the remaining build out of the water gathering infrastructure which will be financed by the CPJV.

Capitalization and Liquidity Update

Crestwood invested approximately $77.0 million in consolidated growth capital projects and joint venture contributions during the first quarter 2020 and expects to invest an additional $55 million in the second quarter of 2020, the majority of which is for 2019 capital projects that will be completed in the first half of 2020. As previously announced, this will largely conclude Crestwood’s capital expansion

NEWS RELEASE

program for 2020, and as a result, Crestwood will begin generating significant free cash flow beginning in the third quarter of 2020 that will be largely utilized for the company’s ongoing strategy of maximizing liquidity and preserving balance sheet strength through this commodity cycle.

As of March 31, 2020, Crestwood had approximately $2.4 billion of debt outstanding, comprised of $1.8 billion of fixed-rate senior notes and $586 million outstanding under its $1.25 billion revolving credit facility, resulting in a leverage ratio of 4.0x. Pro forma for the acquisition of the NGL terminal assets which closed on April 1, 2020, Crestwood has a total drawn balance on its revolving credit facility of approximately $740 million and expects to exit 2020 with a leverage ratio between 4.25x and 4.75x based upon revised 2020 guidance. Crestwood has more than ample liquidity and free cash flow to manage its future cash needs and will continue to evaluate opportunistic non-core asset divestitures as an incremental alternative to further accelerate the strategy of preserving balance sheet strength through this down cycle.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

COVID-19 Response and Sustainability Program Update

In response to the unique conditions created by COVID-19, Crestwood immediately implemented more strict workforce safety initiatives and assembled a multidisciplinary pandemic management team which meets daily and is coordinating the company’s response to the pandemic. Crestwood has taken steps to protect employees and contractors as the company does its part to help prevent the spread of COVID-19 while keeping all business functions fully operational and continues to provide reliable and safe services to customers. In addition to a focus on keeping its workforce safe and operations running, Crestwood employees have taken the time to give back to their community. Whether volunteering at their local emergency response centers, delivering food to seniors and veterans, providing supplies to schools and first responders, or making and donating masks, Crestwood commends its employees’ tireless efforts and is proud that they are making a difference every day.

Crestwood’s commitment to ESG/Sustainability remains a priority in the current environment. Crestwood’s 2019 sustainability report remains on track for a June 2020 issuance and will include additional disclosures including those related to the Sustainability Accounting Standards Board (“SASB”) midstream reporting standards, progress made on its three year sustainability strategy and the continuation of executive compensation linked to sustainability key performance indicators. For up to date information on Crestwood’s on-going commitment to sustainability please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management intends to participate in the following upcoming virtual investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Stifel 2020 Cross Sector Insight Conference, June 8 – 10, 2020 in Boston, MA

•	JPMorgan 2020 Energy Equity Investor Conference on June 16 - 17, 2020 in New York, NY

NEWS RELEASE

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the internet. Investors will be able to connect to the webcast via the Investors page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income, or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at http://www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Crestwood Equity Partners LP

Investor Contacts

Josh Wannarka, 917-922-1746

josh.wannarka@crestwoodlp.com

Senior Vice President, Investor Relations, ESG and Corporate Communications

NEWS RELEASE

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Gathering and processing	$214.9	$182.3
Storage and transportation	3.5	7.8
Marketing, supply and logistics	502.0	643.9
Related party	7.5	1.2

Total revenues	727.9	835.2
Cost of products/services sold	534.4	695.6

Operating expenses and other:
Operations and maintenance	37.6	28.6
General and administrative	14.9	37.2
Depreciation, amortization and accretion	56.1	39.8
Loss on long-lived assets, net	1.0	2.0
Goodwill impairment	80.3	—

	189.9	107.6

Operating income	3.6	32.0
Earnings from unconsolidated affiliates, net	5.5	6.9
Interest and debt expense, net	(32.6)	(24.9)
Other income, net	0.1	0.1

Net income (loss)	(23.4)	14.1
Net income attributable to non-controlling partner	9.9	4.0

Net income (loss) attributable to Crestwood Equity Partners LP	(33.3)	10.1
Net income attributable to preferred units	15.0	15.0

Net loss attributable to partners	$(48.3)	$(4.9)

Common unitholders’ interest in net loss	$(48.3)	$(4.9)

Net loss per limited partner unit:
Basic	$(0.66)	$(0.07)

Diluted	$(0.66)	$(0.07)

Weighted-average limited partners’ units outstanding:
Basic	72.9	71.8
Dilutive	—	—

Diluted	72.9	71.8

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31, 2020	December 31, 2019
	(unaudited)
Cash	$5.2	$25.7
Outstanding debt:
Revolving Credit Facility	$586.0	$557.0
Senior Notes	1,800.0	1,800.0
Other	0.6	0.6

Subtotal	2,386.6	2,357.6
Less: deferred financing costs, net	27.5	29.1

Total debt	$2,359.1	$2,328.5

Partners’ capital
Total partners’ capital	$1,826.7	$1,932.8
Common units outstanding	73.7	72.3

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2020	2019
EBITDA
Net income (loss)	$(23.4)	$14.1
Interest and debt expense, net	32.6	24.9
Depreciation, amortization and accretion	56.1	39.8

EBITDA (a)	$65.3	$78.8
Significant items impacting EBITDA:
Unit-based compensation charges	(4.4)	17.3
Loss on long-lived assets, net	1.0	2.0
Goodwill impairment	80.3	—
Earnings from unconsolidated affiliates, net	(5.5)	(6.9)
Adjusted EBITDA from unconsolidated affiliates, net	19.3	19.6
Change in fair value of commodity inventory-related derivative contracts	(5.8)	1.1
Significant transaction and environmental related costs and other items	1.2	3.4

Adjusted EBITDA (a)	$151.4	$115.3

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$151.4	$115.3
Cash interest expense (c)	(33.2)	(26.2)
Maintenance capital expenditures (d)	(3.0)	(1.4)
Adjusted EBITDA from unconsolidated affiliates, net	(19.3)	(19.6)
Distributable cash flow from unconsolidated affiliates	18.0	18.5
PRB cash received in excess of recognized revenues (e)	4.3	—

Distributable cash flow attributable to CEQP	118.2	86.6
Distributions to preferred	(15.0)	(15.0)
Distributions to Niobrara preferred	(9.2)	(3.3)

Distributable cash flow attributable to CEQP common	$94.0	$68.3

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2020	2019
EBITDA
Net cash provided by operating activities	$119.2	$130.9
Net changes in operating assets and liabilities	(3.7)	(52.8)
Amortization of debt-related deferred costs	(1.6)	(1.4)
Interest and debt expense, net	32.6	24.9
Unit-based compensation charges	4.4	(17.3)
Loss on long-lived assets, net	(1.0)	(2.0)
Goodwill impairment	(80.3)	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(4.5)	(3.3)
Deferred income taxes	0.2	(0.2)

EBITDA (a)	$65.3	$78.8
Unit-based compensation charges	(4.4)	17.3
Loss on long-lived assets, net	1.0	2.0
Goodwill impairment	80.3	—
Earnings from unconsolidated affiliates, net	(5.5)	(6.9)
Adjusted EBITDA from unconsolidated affiliates, net	19.3	19.6
Change in fair value of commodity inventory-related derivative contracts	(5.8)	1.1
Significant transaction and environmental related costs and other items	1.2	3.4

Adjusted EBITDA (a)	$151.4	$115.3

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Gathering and Processing
Revenues	$254.9	$235.1
Costs of product/services sold	108.3	138.0
Operations and maintenance expenses	27.0	18.1
Loss on long-lived assets, net	(1.0)	(1.8)
Goodwill impairment	(80.3)	—
Earnings (loss) from unconsolidated affiliates, net	0.8	(0.2)

EBITDA	$39.1	$77.0
Storage and Transportation
Revenues	$6.1	$11.4
Costs of product/services sold	0.2	—
Operations and maintenance expenses	1.4	1.0
Earnings from unconsolidated affiliates, net	4.7	7.1

EBITDA	$9.2	$17.5
Marketing, Supply and Logistics
Revenues	$466.9	$588.7
Costs of product/services sold	425.9	557.6
Operations and maintenance expenses	9.2	9.5
Loss on long-lived assets, net	—	(0.2)

EBITDA	$31.8	$21.4
Total Segment EBITDA	$80.1	$115.9
Corporate	(14.8)	(37.1)

EBITDA	$65.3	$78.8

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2020	2019
Gathering and Processing (MMcf/d)
Bakken - Arrow	118.8	74.9
Marcellus	270.4	316.8
Barnett	234.0	262.3
Delaware (a)	230.8	176.4
Powder River Basin - Jackalope	153.9	131.7
Other	21.7	40.1

Total gas gathering volumes	1,029.6	1,002.2
Processing volumes	408.3	309.8
Compression volumes	377.1	371.2
Arrow Midstream
Bakken Crude Oil (MBbls/d)	129.1	92.8
Bakken Water (MBbls/d)	89.2	55.9
Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	34.8	33.7
% of operational capacity contracted	100%	97%
Firm storage services (MMcf/d) (a)	133.9	250.8
Interruptible storage services (MMcf/d) (a)	2.0	8.5
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,644.1	1,566.1
% of operational capacity contracted	90%	86%
Firm services (MMcf/d) (a)	1,292.5	1,236.0
Interruptible services (MMcf/d) (a)	21.4	15.4
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	29.2	29.9
% of operational capacity contracted	76%	78%
Firm storage services (MMcf/d) (a)	292.7	334.6
Interruptible services (MMcf/d) (a)	76.3	65.1
COLT Hub
Rail loading (MBbls/d)	61.0	58.8
Outbound pipeline (MBbls/d) (b)	13.4	17.2
Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	105.8	116.8
NGL volumes trucked (MBbls/d)	24.0	44.4
Crude Operations
Crude barrels trucked (MBbls/d)	7.9	8.8

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Revised Full Year 2020 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2020 Range Low - High
Net income (loss)	$(15) - $35
Interest and debt expense, net	140 - 145
Depreciation, amortization and accretion	235 - 240
Unit-based compensation charges	20 - 25
Goodwill impairment	80
Earnings from unconsolidated affiliates, net	(30) - (35)
Adjusted EBITDA from unconsolidated affiliates	75 - 80
Significant transaction and environmental related costs and other items	5

Adjusted EBITDA	$520 - $570
Cash interest expense (a)	(140) - (145)
Maintenance capital expenditures (b)	(10) - (15)
PRB cash received in excess of recognized revenues (c)	25 - 30
Adjusted EBITDA from unconsolidated affiliates	(75) - (80)
Distributable cash flow from unconsolidated affiliates	70 - 75
Cash distributions to preferred unitholders (d)	(97)

Distributable cash flow attributable to CEQP common unitholders (e)	$290 - $340

(a)	Cash interest expense less amortization of deferred financing costs.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(d)	Includes cash distributions to preferred unitholders and Crestwood Niobrara preferred unitholders.
(e)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.